Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 12, 2015, relating to the consolidated financial statements of Riverview Bancorp, Inc. and subsidiary as of March 31, 2015 and for each of the two years in the period then ended appearing in the Annual Report on Form 10-K of Riverview Bancorp, Inc. for the year ended March 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Portland, Oregon
 April 12, 2017